Exhibit 99.1

Contact:  Frederick W. Boutin, CEO

 Gregory J. Pound, COO

 Robert T. Fuller, CFO

 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES RECORD DATE OF MAY 31, 2016 FOR SPECIAL MEETING OF UNITHOLDERS TO BE HELD ON JULY 12, 2016

Wednesday, May 18, 2016	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) (the “Partnership”) announced today that it has established a record date for a special meeting of its unitholders to consider and vote on a proposal to approve the Partnership’s 2016 Long-Term Incentive Plan (the “2016 Plan”), which, among other things, permits common units to be reserved and made available for issuance as awards to directors and officers of the Partnership’s general partner and employees of its affiliates who provide services to the Partnership. The 2016 Plan is intended to replace the long-term incentive plan that was adopted in connection with the Partnership’s initial public offering in 2005 and expired in 2015.

Partnership unitholders of record as of the close of business on May 31, 2016 are entitled to notice of the special meeting and to vote at the special meeting.  The special meeting will be held on Tuesday, July 12, 2016, at 10:00 a.m. local time, at the Partnership’s headquarters at 1670 Broadway, Suite 3100, Denver, Colorado 80202.  The Partnership will file a proxy statement on Schedule 14A with the SEC and deliver a notice of the special meeting and proxy materials to unitholders as of the close of business on the record date, which notice will contain instructions on how to access the proxy statement and vote.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com